                                     Press Release
Cambridge, Mass. – July 31, 2025
Biogen reports strong second quarter 2025 results and increases full year 2025 guidance
Second quarter 2025 total revenue $2.6 billion, increased 7% year-over-year; GAAP diluted EPS $4.33, increased 8% year-over-year; Non-GAAP diluted EPS $5.47, increased 4% year-over-year
•GAAP and Non-GAAP diluted EPS includes an approximately ($0.26) impact from $47 million of acquired in-process research and development, upfront and milestone expense
Delivered strong continued growth across launch products in Alzheimer's disease, rare disease, and postpartum depression
•LEQEMBI U.S. in-market sales of approximately $63 million represents robust sequential growth of 20%; global in-market sales of approximately $160 million includes a one-time shipment to China of approximately $35 million to optimize global inventory levels
•Clinical data presented at AAIC demonstrate four years of continuous treatment with LEQEMBI continues to benefit early Alzheimer’s disease patients including for low tau patients continuing to see sustained improvements in cognitive and daily living function
•Global SKYCLARYS revenue of approximately $130 million showed continued growth in demand; U.S. SKYCLARYS revenue of approximately $78 million represents sequential growth of 13%
•ZURZUVAE revenue of $46 million, showed strong sequential growth of 68% driven by increased demand; received positive CHMP opinion
Resilience in MS business partially driven by demand for VUMERITY, as well as favorable gross-to-net adjustments and inventory timing of approximately $75 million in the U.S. during Q2
Advanced and expanded late-stage pipeline through execution of multiple milestones during Q2
•Salanersen to advance to registrational stage based on exciting interim Phase 1b results in SMA
•Felzartamab Phase 3 studies initiated in IgA nephropathy and primary membranous nephropathy
•Dapirolizumab pegol Phase 3 data presented at EULAR show improvement in fatigue and reduction of disease activity in SLE
•SKYCLARYS Phase 3 study initiated in children with Friedreich ataxia between the ages of 2 to <16
Biogen increased full year 2025 guidance to reflect stronger expected business outlook for the full year
•Increased expected full year 2025 Non-GAAP diluted EPS to between $15.50 and $16.00, up from between $14.50 and $15.50 previously
•Increased expected full year 2025 total revenue to be approximately flat, at constant currency, versus full year 2024, up from a mid-single digit decline previously

Biogen Inc. (NASDAQ: BIIB) today reported second quarter 2025 financial results. Commenting on the results, President and Chief Executive Officer Christopher A. Viehbacher said:

"We delivered another quarter of strong execution against our strategy to transform our portfolio and build the new Biogen. Our performance reflects robust financial results, ongoing cost discipline, continued growth of our launch products, and meaningful strides expanding and advancing our late-stage pipeline. We are now progressing salanersen to registrational studies in SMA following exciting interim Phase 1b results, and have initiated all three Phase 3 studies for felzartamab in rare kidney disease. These achievements reinforce our commitment to building a stronger company, with the potential for sustainable growth and long-term value for our shareholders."

Financial Highlights

	Q2 '25	Q2 '24	△	r (CC*)
Total Revenue (in millions)	$2,646	$2,465	7%	8%
GAAP diluted EPS	$4.33	$4.00	8%	N/A
Non-GAAP diluted EPS	$5.47	$5.28	4%	N/A

Note: Percent changes represented as favorable/(unfavorable) versus the prior year period.
N/A = not applicable.
* Percentage changes in revenue growth at constant currency (CC) are presented excluding the impact of changes in foreign currency exchange rates and hedging gains or losses. Foreign currency revenue values are converted into U.S. Dollars using the exchange rates from the end of the previous calendar year.

Second quarter 2025 GAAP and Non-GAAP diluted EPS reflects the approximately ($0.26) impact from $47 million of acquired IPR&D, upfront and milestone expense.

A reconciliation of GAAP to Non-GAAP financial measures can be found in Table 4 at the end of this news release.
Revenue Summary

(in millions)	Q2 '25	Q2 '24	△	r (CC*)
Multiple sclerosis (MS) product revenue(1)	$1,107	$1,150	(4)%	(4)%
Rare disease revenue(2)	$543	$534	2%	3%
Biosimilars revenue	$182	$198	(8)%	(8)%
Other product revenue(3)	$47	$18	169%	170%
Total product revenue	$1,879	$1,900	(1)%	(1)%
Revenue from anti-CD20 therapeutic programs	$467	$445	5%	5%
Alzheimer's collaboration revenue(4)	$55	$12	NMF	NMF
Contract manufacturing, royalty and other revenue	$245	$109	124%	119%
Total revenue	$2,646	$2,465	7%	8%

Note: Percent changes represented as favorable/(unfavorable) versus the prior year period. Numbers may not foot or recalculate due to rounding.
NMF = no meaningful figure.
(1) Multiple sclerosis includes TECFIDERA®, VUMERITY®, AVONEX®, PLEGRIDY®, TYSABRI® and FAMPYRA™. Effective
January 1, 2025, our collaboration and license agreement for FAMPYRA global commercialization rights was terminated.
(2) Rare disease includes SPINRAZA®, SKYCLARYS® and QALSODY®.
(3) Other includes ADUHELM®, FUMADERM™ and ZURZUVAE™.
(4) Includes Biogen’s 50% share of net revenue and cost of sales, including royalties, from the LEQEMBI® Collaboration.
Expense Summary

(in millions)	Q2 '25	Q2 '24	△
GAAP cost of sales*	$605	$546	(11)%
% of Total Revenue	23%	22%
Non-GAAP cost of sales*	$554	$504	(10)%
% of Total Revenue	21%	20%
GAAP R&D expense	$399	$505	21%
Non-GAAP R&D expense	$394	$455	13%
GAAP SG&A expense	$584	$554	(5)%
Non-GAAP SG&A expense	$579	$542	(7)%
GAAP acquired IPR&D, upfront and milestone expense	$47	$9	NMF
Non-GAAP acquired IPR&D, upfront and milestone expense	$47	$9	NMF
Note: Percent changes represented as favorable/(unfavorable) versus the prior year period
IPR&D = in-process R&D; NMF = no meaningful figure.
* Excluding amortization and impairment of acquired intangible assets

•The increase in second quarter 2025 GAAP and Non-GAAP cost of sales as a percentage of total revenue was driven primarily by product mix, particularly the year-over-year increase in contract manufacturing revenue driven in-part by accelerated batch production in preparation for expected plant maintenance shutdowns in the fourth quarter of 2025, partially offset by an increase in launch product revenue.

•The decrease in second quarter 2025 GAAP and Non-GAAP R&D expense was driven primarily by savings from the Company's R&D prioritization, Fit for Growth initiatives and R&D funding received.

•The increase in second quarter 2025 GAAP and Non-GAAP SG&A was driven primarily by sales and marketing spend to support product launches, partially offset by savings from the Company's Fit for Growth initiative.

•Second quarter 2025 GAAP and Non-GAAP acquired IPR&D, upfront and milestone expense was approximately $47 million and includes a $30 million milestone to MorphoSys AG as part of the initiation of the Phase 3 trial of felzartamab in IgA nephropathy and a $16 million upfront payment as part of a strategic research agreement with City Therapeutics, Inc.
Other Financial Highlights

•Second quarter 2025 GAAP and Non-GAAP collaboration profit sharing was a net expense of approximately $75 million, which includes approximately $57 million related to Biogen’s collaboration with Samsung Bioepis, and approximately $18 million related to Biogen’s collaboration with Sage Therapeutics, Inc. and the commercialization of ZURZUVAE in the U.S.

•Second quarter 2025 GAAP other expense was approximately $49 million, primarily driven by net interest expense and impacts from foreign currency. Second quarter 2025 Non-GAAP other expense was approximately $57 million, primarily driven by net interest expense.

•Second quarter 2025 GAAP and Non-GAAP effective tax rates were 14.7% and 13.5%, respectively. Second quarter 2024 GAAP and Non-GAAP effective tax rates were 16.5% and 15.9%, respectively.
Financial Position

•Second quarter 2025 net cash flow from operations was approximately $161 million and includes the impact of cash tax payments of approximately $745 million. Capital expenditures were approximately $27 million, and free cash flow, defined as net cash flow from operations less capital expenditures, was approximately $134 million.

•As of June 30, 2025, Biogen had cash and cash equivalents totaling approximately $2.8 billion and approximately $6.3 billion in total debt, resulting in net debt of approximately $3.5 billion.

•For the second quarter of 2025 the Company’s weighted average diluted shares were approximately 147 million.

Full Year 2025 Financial Guidance

Biogen is raising its full year 2025 financial guidance reflecting an expected stronger business outlook for the full year. Full year 2025 Non-GAAP diluted EPS range is expected as follows:

Full Year 2025 Non-GAAP Diluted EPS
Prior Guidance (May 2025)	$14.50 to $15.50
Benefit from stronger business outlook	+$0.87
Approx. impact from City Therapeutics transaction	($0.12)
Updated Guidance	$15.50 to $16.00
This updated Non-GAAP diluted EPS guidance range reflects an $0.87 benefit from an expected stronger business outlook for the full year, partially offset by the ~($0.12) impact from the City Therapeutics transaction.
For 2025 as compared to 2024, Biogen expects total revenue to be approximately flat, at constant currency, up from a mid-single digit decline previously. This reflects the strong first half revenue performance, including the resilient performance of the U.S. MS business. Biogen expects increased competitive pressures on the ex-U.S. MS business in the second half of 2025, particularly for TECFIDERA in Europe. Due to planned plant maintenance activities, Biogen expects minimal contract manufacturing revenue in the fourth quarter of 2025.

The Fit for Growth program is expected to generate approximately $1 billion of gross savings and $800 million net of reinvestment by the end of 2025. In 2025, Biogen plans to make additional investments in R&D to enable acceleration and expansion of the clinical development activities, primarily in support of rare disease. Biogen expects combined Non-GAAP R&D expense and Non-GAAP SG&A expense to total approximately $4.0 billion in 2025.
This financial guidance incorporates the Company's view that Biogen's 2025 financial outlook is not currently expected to be materially impacted by potential tariffs announced by the U.S. Administration on April 2, 2025, even if the exemption for pharmaceuticals were to be removed. This expectation is based on both a significant proportion of U.S. revenue being derived from products which have manufacturing operations in the U.S., and the Company's current global inventory positions. The U.S. and international tariff landscape remains uncertain, and this guidance does not include contemplation of any new tariffs.
This financial guidance also assumes that foreign exchange rates as of July 25, 2025, will remain in effect for the remainder of the year, net of hedging activities.
This financial guidance does not include any impact from potential acquisitions or business development transactions or pending and future litigation or any impact of potential tax or healthcare reform, as all are hard to predict. Some other modeling considerations will be provided on the conference call and webcast.
Biogen may incur charges, realize gains or losses, or experience other events or circumstances in 2025 that could cause any of these assumptions and expectations to change and/or actual results to vary from this financial guidance.
Biogen does not provide guidance for GAAP reported financial measures (other than revenue) or a reconciliation of forward-looking Non-GAAP financial measures to the most directly comparable GAAP reported financial measures because the Company is unable without unreasonable effort to predict with reasonable certainty the financial impact of items such as the transaction, integration, and certain other costs related to acquisitions or large business development transactions; unusual gains and losses; potential future asset impairments; gains and losses from equity security investments; and the ultimate outcome of pending or future litigation. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period. For the same reasons, the

Company is unable to address the significance of the unavailable information, which could be material to future results.

Other Key Recent Events

•Today Biogen announced that it plans to hold the second virtual investor event to highlight the development pipeline on September 3, 2025 at 10:00 a.m. ET with a focus on its late-stage lupus assets. Biogen does not intend to disclose new clinical data on the call.

Conference Call and Webcast

The Company’s earnings conference call for the second quarter will be broadcast via the internet at 8:30 a.m. ET on July 31, 2025 and will be accessible through the Investors section of Biogen’s website, www.biogen.com. Supplemental information in the form of a slide presentation is also accessible at the same location on the internet and will be subsequently available on the website for at least 90 days.
About Biogen

Founded in 1978, Biogen is a leading biotechnology company that pioneers innovative science to deliver new medicines to transform patient’s lives and to create value for shareholders and our communities.
We apply deep understanding of human biology and leverage different modalities to advance first-in-class treatments or therapies that deliver superior outcomes. Our approach is to take bold risks, balanced with return on investment to deliver long-term growth.

We routinely post information that may be important to investors on our website at
www.biogen.com. Follow us on social media - Facebook, LinkedIn, X, YouTube.

Biogen Safe Harbor

This press release contains forward-looking statements, relating to: our strategy and plans; potential of, and expectations for, our commercial business and pipeline programs; capital allocation and investment strategy; clinical development programs, clinical trials, and data readouts and presentations; regulatory discussions, submissions, filings, and approvals; the potential benefits, safety, and efficacy of our and our collaboration partners’ products and investigational therapies; the anticipated benefits and potential of investments, optimization of the cost structure including our "Fit for Growth" program, actions to improve risk profile and productivity of R&D pipeline, collaborations, and business development activities; our future financial and operating results; and our 2025 financial guidance. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “hope,” “intend,” “may,” “objective,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “prospect,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning. Drug development and commercialization involve a high degree of risk, and only a small number of research and development programs result in commercialization of a product. Results in early-stage clinical trials may not be indicative of full results or results from later stage or larger scale clinical trials and do not ensure regulatory approval. You should not place undue reliance on these statements.

Given their forward-looking nature, these statements involve substantial risks and uncertainties that may be based on inaccurate assumptions and could cause actual results to differ materially from those reflected in such statements. This press release includes, among others, forward-looking statements including: our strategy to transform our product portfolio; expectations around the continued growth of our products; the potential to expand and advance our late-stage product pipeline; the goal of creating long-term sustainable growth and long-term value for shareholders; and all statements and information under the heading "Full Year 2025 Financial Guidance". These forward-looking statements are based on management's current beliefs and assumptions and on information currently available to management. Given their nature, we cannot assure that any outcome expressed in these forward-looking statements will be realized in whole or in part.

We caution that these statements are subject to risks and uncertainties, many of which are outside of our control and could cause future events or results to be materially different from those stated or implied in this document, including, among others, factors relating to: our substantial dependence on revenue from our products and other payments under licensing, collaboration, acquisition or divestiture agreements; uncertainty of long-term success in developing, licensing, or acquiring other product candidates or additional indications for existing products; expectations, plans, prospects and timing of actions relating to product approvals, approvals of additional indications for our existing products, sales, pricing, growth, reimbursement and launch of our marketed and pipeline products; the potential impact of increased product competition in the biopharmaceutical and healthcare industry, as well as any other markets in which we compete, including increased competition from new originator therapies, generics, prodrugs and biosimilars of existing products and products approved under abbreviated regulatory pathways; our ability to effectively implement our corporate strategy; the successful execution of our strategic and growth initiatives, including acquisitions; the drivers for growing our business; difficulties in obtaining and maintaining adequate coverage, pricing, and reimbursement for our products; the drivers for growing our business, including our dependence on collaborators and other third parties for the development, regulatory approval, and commercialization of products and other aspects of our business, which are outside of our full control; risks associated with current and potential future healthcare reforms; risks related to commercialization of biosimilars, which is subject to such risks related to our reliance on third-parties, intellectual property, competitive and market challenges and regulatory compliance; failure to obtain, protect, and enforce our data, intellectual property, and other proprietary rights and the risks and uncertainties relating to intellectual property claims and challenges; the risk that positive results in a clinical trial may not be replicated in subsequent or confirmatory trials or success in early stage clinical trials may not be predictive of results in later stage or large scale clinical trials or trials in other potential indications; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; the occurrence of adverse safety events, restrictions on use with our products, or product liability claims; risks relating to technology, including our incorporation of new technologies such as artificial intelligence into some of our processes; risks related to use of information technology systems and potential impacts of any breakdowns, interruptions, invasions, corruptions, data breaches, destructions and/or other cybersecurity incidents of our systems or those of connected and/or third-party systems; problems with our manufacturing capacity, including our ability to manufacture products efficiently or adequately address global bulk supply risks; risks relating to management, personnel and other organizational changes, including our ability to attracting, retaining and motivating qualified individuals; risks related to the failure to comply with current and new legal and regulatory requirements, including judicial decisions, accounting standards, and tariff or trade restrictions; the risks of doing business internationally, including geopolitical tensions, acts of war and large-scale crises; risks relating to investment in our manufacturing capacity; risks relating to the distribution and sale by third parties of counterfeit or unfit versions of our products; risks relating to the use of social media for our business, results of operations and financial condition; fluctuations in our operating results; risks related to investment in properties; risks relating to access to capital and credit markets to finance our present and future operations and business initiatives and obtain funding for such activities on favorable terms; risks related to indebtedness; the market, interest, and credit risks associated with our investment portfolio; risks relating to share repurchase programs; change in control provisions in certain of our collaboration agreements; fluctuations in our effective tax rate and obligations in various jurisdictions in which we are subject to taxation; environmental risks; and any other risks and uncertainties that are described in other reports we have filed with the U.S. Securities and Exchange Commission.

These statements speak only as of the date of this press release and are based on information and estimates available to us at this time. Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and in our subsequent reports on Form 10-Q and Form 10-K, in each case including in the sections thereof captioned “Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors,” and in our subsequent reports on Form 8-K. Except as required by law, we do not undertake any obligation to publicly update any forward-

looking statements whether as a result of any new information, future events, changed circumstances or otherwise.

###

MEDIA CONTACT:	INVESTOR CONTACT:
Biogen	Biogen
Allison Murphy	Tim Power
Tel: +1 781-464-3260	Tel: +1 781-464-2442
public.affairs@biogen.com	IR@biogen.com

TABLE 1

BIOGEN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(unaudited, in millions, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Revenue:
Product revenue, net	$1,878.7	$1,899.6	$3,605.2	$3,611.5
Revenue from anti-CD20 therapeutic programs	467.3	444.5	845.5	838.5
Alzheimer's collaboration revenue	54.9	11.8	87.9	14.6
Contract manufacturing, royalty and other revenue	244.6	109.0	537.9	290.8
Total revenue	2,645.5	2,464.9	5,076.5	4,755.4
Cost and expense:
Cost of sales, excluding amortization and impairment of acquired intangible assets	605.0	546.0	1,234.3	1,088.2
Research and development	399.0	505.4	833.1	950.8
Acquired in-process research and development, upfront and milestone expense	46.6	8.5	247.3	16.0
Selling, general and administrative	583.8	553.8	1,156.3	1,135.3
Amortization and impairment of acquired intangible assets	130.9	86.9	242.7	165.2
Collaboration profit sharing/(loss reimbursement)	75.0	62.4	133.1	128.0
(Gain) loss on fair value remeasurement of contingent consideration	13.2	—	22.8	—
Restructuring charges	(0.7)	6.6	34.6	18.1
Gain on sale of priority review voucher, net	—	(88.6)	—	(88.6)
Other (income) expense, net	48.7	85.2	117.1	178.9
Total cost and expense	1,901.5	1,766.2	4,021.3	3,591.9
Income before income tax (benefit) expense	744.0	698.7	1,055.2	1,163.5
Income tax (benefit) expense	109.2	115.1	179.9	186.5
Net income attributable to Biogen Inc.	$634.8	$583.6	$875.3	$977.0

Net income per share:
Basic earnings per share attributable to Biogen Inc.	$4.33	$4.01	$5.98	$6.72
Diluted earnings per share attributable to Biogen Inc.	$4.33	$4.00	$5.97	$6.70

Weighted-average shares used in calculating:
Basic earnings per share attributable to Biogen Inc.	146.5	145.6	146.3	145.4
Diluted earnings per share attributable to Biogen Inc.	146.7	145.9	146.7	145.9

TABLE 2

BIOGEN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	As of June 30, 2025	As of December 31, 2024
ASSETS
Cash and cash equivalents	$2,758.8	$2,375.0
Accounts receivable, net	1,624.2	1,404.8
Due from anti-CD20 therapeutic programs	459.8	464.0
Inventory	2,274.3	2,460.5
Other current assets	850.6	752.5
Total current assets	7,967.7	7,456.8
Property, plant and equipment, net	3,098.8	3,181.3
Operating lease assets	334.5	356.4
Intangible assets, net	9,467.5	9,691.2
Goodwill	6,493.1	6,478.9
Deferred tax asset	330.9	324.2
Investments and other assets	637.7	560.5
TOTAL ASSETS	$28,330.2	$28,049.3

LIABILITIES AND EQUITY
Current portion of notes payable	$—	$1,748.6
Taxes payable	114.8	548.3
Accounts payable	408.4	424.2
Accrued expenses and other	2,660.5	2,807.7
Total current liabilities	3,183.7	5,528.8
Notes payable	6,283.7	4,547.2
Deferred tax liability	118.3	190.5
Long-term operating lease liabilities	310.9	334.5
Other long-term liabilities	799.6	732.3
Equity	17,634.0	16,716.0
TOTAL LIABILITIES AND EQUITY	$28,330.2	$28,049.3

TABLE 3

BIOGEN INC. AND SUBSIDIARIES
PRODUCT REVENUE & TOTAL REVENUE
(unaudited, in millions)
Product Revenue

	For the Three Months Ended June 30,
	2025			2024
	United States	Rest of World	Total	United States	Rest of World	Total
Multiple Sclerosis (MS):
TECFIDERA	$47.2	$146.4	$193.6	$44.1	$208.1	$252.2
VUMERITY	188.0	24.3	212.3	144.2	21.6	165.8
Total Fumarate	235.2	170.7	405.9	188.3	229.7	418.0
AVONEX	121.7	56.0	177.7	117.2	65.6	182.8
PLEGRIDY	28.3	40.7	69.0	28.2	39.9	68.1
Total Interferon	150.0	96.7	246.7	145.4	105.5	250.9
TYSABRI	272.2	182.4	454.6	248.7	213.5	462.2
FAMPYRA(1)	—	—	—	—	18.7	18.7
Subtotal: MS	657.4	449.8	1,107.2	582.4	567.4	1,149.8

Rare Disease:
SPINRAZA	149.3	243.4	392.7	157.3	271.8	429.1
SKYCLARYS(2)	78.0	52.3	130.3	75.6	24.4	100.0
QALSODY(3)	7.5	12.5	20.0	4.6	0.4	5.0
Subtotal: Rare Disease	234.8	308.2	543.0	237.5	296.6	534.1

Biosimilars:
BENEPALI	—	112.1	112.1	—	117.3	117.3
IMRALDI	—	46.7	46.7	—	53.2	53.2
FLIXABI	—	14.3	14.3	—	13.1	13.1
BYOOVIZ	2.5	6.1	8.6	10.3	3.4	13.7
TOFIDENCE	—	—	—	0.8	—	0.8
Subtotal: Biosimilars	2.5	179.2	181.7	11.1	187.0	198.1

Other:
ZURZUVAE	46.4	—	46.4	14.9	—	14.9
Other(4)	—	0.4	0.4	0.8	1.9	2.7
Subtotal: Other	46.4	0.4	46.8	15.7	1.9	17.6
Total product revenue, net	$941.1	$937.6	$1,878.7	$846.7	$1,052.9	$1,899.6

(1) Effective January 1, 2025, our collaboration and license agreement for FAMPYRA global commercialization rights was terminated.
(2) SKYCLARYS became commercially available in the E.U. during the first quarter of 2024.
(3) QALSODY became commercially available in the E.U. during the second quarter of 2024.
(4) Other includes FUMADERM and ADUHELM.

	For the Six Months Ended June 30,
	2025			2024
	United States	Rest of World	Total	United States	Rest of World	Total
Multiple Sclerosis (MS):
TECFIDERA	$87.0	$312.7	$399.7	$87.8	$418.7	$506.5
VUMERITY	305.1	46.0	351.1	250.1	43.2	293.3
Total Fumarate	392.1	358.7	750.8	337.9	461.9	799.8
AVONEX	230.3	114.2	344.5	228.4	132.9	361.3
PLEGRIDY	52.4	76.1	128.5	56.8	76.4	133.2
Total Interferon	282.7	190.3	473.0	285.2	209.3	494.5
TYSABRI	473.0	363.1	836.1	462.5	431.0	893.5
FAMPYRA(1)	—	0.3	0.3	—	37.9	37.9
Subtotal: MS	1,147.8	912.4	2,060.2	1,085.6	1,140.1	2,225.7

Rare Disease:
SPINRAZA	303.7	512.9	816.6	305.8	464.6	770.4
SKYCLARYS(2)	147.1	107.1	254.2	148.6	29.4	178.0
QALSODY(3)	15.0	20.5	35.5	9.0	0.6	9.6
Subtotal: Rare Disease	465.8	640.5	1,106.3	463.4	494.6	958.0
			0
Biosimilars:
BENEPALI	—	223.4	223.4	—	236.0	236.0
IMRALDI	—	94.1	94.1	—	108.0	108.0
FLIXABI	—	27.4	27.4	—	30.9	30.9
BYOOVIZ	6.7	10.8	17.5	14.0	5.3	19.3
TOFIDENCE	0.1	—	0.1	0.8	—	0.8
Subtotal: Biosimilars	6.8	355.7	362.5	14.8	380.2	395.0

Other:
ZURZUVAE	74.1	—	74.1	27.3	—	27.3
Other(4)	0.4	1.7	2.1	1.7	3.8	5.5
Subtotal: Other	74.5	1.7	76.2	29.0	3.8	32.8
Total product revenue, net	$1,694.9	$1,910.3	$3,605.2	$1,592.8	$2,018.7	$3,611.5

(1) Effective January 1, 2025, our collaboration and license agreement for FAMPYRA global commercialization rights was terminated.
(2) SKYCLARYS became commercially available in the E.U. during the first quarter of 2024.
(3) QALSODY became commercially available in the E.U. during the second quarter of 2024.
(4) Other includes FUMADERM and ADUHELM.
Total Revenue

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Product revenue, net	$1,878.7	$1,899.6	$3,605.2	$3,611.5
Royalty revenue on sales of OCREVUS	353.8	336.3	642.6	639.0
Biogen’s share of pre-tax profits in the U.S. for RITUXAN, GAZYVA and LUNSUMIO	107.7	103.4	191.4	190.5
Other revenue from anti-CD20 therapeutic programs	5.8	4.8	11.5	9.0
Alzheimer's collaboration Revenue	54.9	11.8	87.9	14.6
Contract manufacturing, royalty and other revenue	244.6	109.0	537.9	290.8
Total revenue	$2,645.5	$2,464.9	$5,076.5	$4,755.4

TABLE 4
BIOGEN INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
OPERATING EXPENSE, OTHER (INCOME) EXPENSE, NET, AND INCOME TAX
(unaudited, in millions)
We supplement our GAAP consolidated financial statements and GAAP financial measures with other financial measures, such as adjusted net income, adjusted diluted earnings per share, revenue growth at constant currency, which excludes the impact of changes in foreign exchange rates and hedging gains or losses, and free cash flow, which is defined as net cash flow from operations less capital expenditures. We believe that these and other Non-GAAP financial measures provide additional insight into the ongoing economics of our business and reflect how we manage our business internally, set operational goals and form the basis of our management incentive programs. Non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Cost of Sales:
Total cost of sales, GAAP	$605.0	$546.0	$1,234.3	$1,088.2
Less: amortization of Reata inventory fair value step-up	50.7	42.3	100.1	84.5
Total cost of sales, Non-GAAP	$554.3	$503.7	$1,134.2	$1,003.7

Research and Development ExpenseA:
Total research and development expense, GAAP	$399.0	$505.4	$833.1	$950.8
Less: amortization of Reata inventory fair value step-up	—	44.8	—	44.8
Less: restructuring charges and other cost saving initiatives	5.3	5.5	12.7	13.2
Less: other	—	—	—	(1.4)
Total research and development expense, Non-GAAP	$393.7	$455.1	$820.4	$894.2

Selling, General and Administrative Expense:
Total selling, general and administrative, GAAP	$583.8	$553.8	$1,156.3	$1,135.3
Less: acquisition-related transaction and integration costs	2.1	6.0	4.1	10.2
Less: restructuring charges and other cost saving initiatives	2.5	3.7	0.3	7.3
Less: other	0.6	2.6	1.0	6.9
Total selling, general and administrative, Non-GAAP	$578.6	$541.5	$1,150.9	$1,110.9

Amortization and Impairment of Acquired Intangible Assets:
Total amortization and impairment of acquired intangible assets, GAAP	$130.9	$86.9	$242.7	$165.2
Less: impairment charges	3.5	—	3.5	—
Less: amortization of acquired intangible assets	114.6	76.1	216.0	144.9
Total amortization and impairment of acquired intangible assets, Non-GAAP	$12.8	$10.8	$23.2	$20.3

Other (Income) Expense, net:
Total other (income) expense, net, GAAP	$48.7	$85.2	$117.1	$178.9
Less: (gain) loss on equity security investments	(5.3)	30.3	30.3	61.0
Less: other	(2.6)	0.3	(2.6)	0.3
Total other (income) expense, net, Non-GAAP	$56.6	$54.6	$89.4	$117.6

Income Tax (Benefit) Expense:
Total income tax (benefit) expense, GAAP	$109.2	$115.1	$179.9	$186.5
Less: income tax effect related to Non-GAAP reconciling items	(16.2)	(30.9)	(52.3)	(60.8)
Total income tax (benefit) expense, Non-GAAP	$125.4	$146.0	$232.2	$247.3

TABLE 4 (continued)

BIOGEN INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
NET INCOME ATTRIBUTABLE TO BIOGEN INC. & DILUTED EPS
(unaudited, in millions, except effective tax rate and per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Effective Tax Rate:
Total effective tax rate, GAAP	14.7%	16.5%	17.0%	16.0%
Less: impact of GAAP to Non-GAAP adjustments	1.2	0.6	1.3	0.1
Total effective tax rate, Non-GAAP	13.5%	15.9%	15.7%	15.9%

Net Income Attributable to Biogen Inc.:
Total net income attributable to Biogen Inc., GAAP	$634.8	$583.6	$875.3	$977.0
Plus: amortization of Reata inventory fair value step-up	50.7	87.0	100.1	129.3
Plus: impairment charges	3.5	—	3.5	—
Plus: acquisition-related transaction and integration costs	2.1	6.0	4.1	10.2
Plus: amortization of acquired intangible assets	114.6	76.1	216.0	144.9
Plus: restructuring charges and other cost saving initiatives	7.1	15.9	47.7	38.6
Plus: (gain) loss on fair value remeasurement of contingent consideration	13.2	—	22.8	—
Plus: (gain) loss on equity security investments	(5.3)	30.3	30.3	61.0
Plus: income tax effect related to Non-GAAP reconciling items	(16.2)	(30.9)	(52.3)	(60.8)
Plus: other	(2.0)	2.9	(1.7)	5.7
Total net income attributable to Biogen Inc., Non-GAAP	$802.5	$770.9	$1,245.8	$1,305.9

Diluted Earnings Per Share:
Total diluted earnings per share, GAAP	$4.33	$4.00	$5.97	$6.70
(Less) Plus: adjustments to GAAP net income attributable to Biogen Inc. (as detailed above)	1.14	1.28	2.52	2.25
Total diluted earnings per share, Non-GAAP	$5.47	$5.28	$8.49	$8.95

A During the first quarter of 2025 we began presenting acquired in-process research and development, upfront and milestone expense as a separate line item in our condensed consolidated statements of income. Acquired in-process research and development, upfront and milestone expense includes costs incurred in connection with collaboration and license agreements such as upfront and milestone payments and, when applicable, premiums on equity securities and asset acquisitions of acquired in-process research and development, which were previously included in research and development expense. Prior periods have been reclassified to conform to the current period presentation. The reclassification had no impact on our total cost and expense, net income attributable to Biogen Inc., earnings per share or total equity.

TABLE 4 (continued)

BIOGEN INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION: REVENUE CHANGE AT CONSTANT CURRENCY
(unaudited)
Revenue changes at constant currency are presented excluding the impact of changes in foreign currency exchange rates and hedging gains or losses. Foreign currency revenue values are converted into U.S. Dollars using the exchange rates from the end of the previous calendar year.

	Q2 2025 vs. Q2 2024	YTD 2025 vs. YTD 2024
Total Revenue:
Revenue change, as reported	7.3%	6.8%
Less: impact of foreign currency translation and hedging gains / losses	(0.2)	(0.8)
Revenue change at constant currency	7.5%	7.6%

Total Product Revenue:
Revenue change, as reported	(1.1)%	(0.2)%
Less: impact of foreign currency translation and hedging gains / losses	(0.3)	(1.0)
Revenue change at constant currency	(0.8)%	0.8%

Total MS Product Revenue:
Revenue change, as reported	(3.7)%	(7.4)%
Less: impact of foreign currency translation and hedging gains / losses	0.2	(0.4)
Revenue change at constant currency	(3.9)%	(7.0)%

Total Rare Disease Revenue
Revenue change, as reported	1.7%	15.5%
Less: impact of foreign currency translation and hedging gains / losses	(1.1)	(1.8)
Revenue change at constant currency	2.8%	17.3%

Total Biosimilars Product Revenue:
Revenue change, as reported	(8.3)%	(8.2)%
Less: impact of foreign currency translation and hedging gains / losses	(0.7)	(2.0)
Revenue change at constant currency	(7.6)%	(6.2)%

Total Other Product Revenue:
Revenue change, as reported	169.5%	132.7%
Less: impact of foreign currency translation and hedging gains / losses	(0.9)	(1.0)%
Revenue change at constant currency	170.4%	133.7%

Total Revenue from Anti-CD20 Therapeutic Programs Revenue:
Revenue change, as reported	5.1%	0.8%
Less: impact of foreign currency translation and hedging gains / losses	—	—
Revenue change at constant currency	5.1%	0.8%

Total Contract Manufacturing, Royalty and Other Revenue:
Revenue change, as reported	124.4%	85.0%
Less: impact of foreign currency translation and hedging gains / losses	5.2	1.0
Revenue change at constant currency	119.2%	84.0%

TABLE 4 (continued)

BIOGEN INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
FREE CASH FLOW
(unaudited, in millions)
We define free cash flow as net cash provided by (used in) operating activities in the period less capital expenditures made in the period. The following table reconciles net cash provided by (used in) operating activities, a GAAP measure, to free cash flow, a Non-GAAP measure.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Cash Flow:
Net cash provided by (used in) operating activities	$160.9	$625.8	$420.2	$1,179.0
Net cash provided by (used in) investing activities	(57.0)	466.5	(104.3)	400.5
Net cash provided by (used in) financing activities	(11.7)	(245.2)	(34.7)	(684.8)
Net increase (decrease) in cash and cash equivalents	$92.2	$847.1	$281.2	$894.7

Net cash provided by (used in) operating activities	$160.9	$625.8	$420.2	$1,179.0
Less: Purchases of property, plant and equipment	26.6	33.5	63.7	79.4
Free cash flow	$134.3	$592.3	$356.5	$1,099.6

Use of Non-GAAP Financial Measures
We supplement our GAAP consolidated financial statements and GAAP financial measures with other financial measures, such as adjusted net income, adjusted diluted earnings per share, revenue growth at constant currency, which excludes the impact of changes in foreign exchange rates and hedging gains or losses, and free cash flow, which is defined as net cash flow from operations less capital expenditures. We believe that these and other Non-GAAP financial measures provide additional insight into the ongoing economics of our business and reflect how we manage our business internally, set operational goals and form the basis of our management incentive programs. Non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
Our “Non-GAAP net income attributable to Biogen Inc.” and “Non-GAAP earnings per share - Diluted” financial measures exclude the following items from “GAAP net income attributable to Biogen Inc.” and “GAAP earnings per share - Diluted”:
1. Acquisitions and divestitures
We exclude transaction, integration and certain other costs related to the acquisition and divestiture of businesses/commercial assets and items associated with the initial consolidation or deconsolidation of variable interest entities. These adjustments include, but are not limited to, the amortization of inventory fair value step-up, amortization and impairment of intangible assets, charges or credits from the fair value remeasurement of our contingent consideration obligations and losses on assets and liabilities held for sale.
2. Restructuring, business transformation and other cost saving initiatives
We exclude costs associated with our execution of certain strategies and initiatives to streamline operations, achieve targeted cost reductions, rationalize manufacturing facilities or refocus research and development activities. These costs may include employee separation costs, retention bonuses, facility closing/abandonment and exit costs, asset impairment charges or additional depreciation when the expected useful life of certain assets have been shortened due to changes in anticipated usage and other costs or credits that management believes do not have a direct correlation to our ongoing or future business operations.
3. (Gain) loss on equity security investments
We exclude unrealized and realized gains and losses related to our equity security investments as we do not believe that these components of income or expense have a direct correlation to our ongoing or future business operations.
4. Other items
We evaluate other items of income and expense on an individual basis and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. We also include an adjustment to reflect the related tax effect of all reconciling items within our reconciliation of our GAAP to Non-GAAP net income attributable to Biogen Inc. and earnings per share - diluted.